Exhibit 99.1

Contact: Leigh Salvo

415-513-1281

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2014 FINANCIAL RESULTS AND

PROVIDES 2015 FINANCIAL OUTLOOK

PLYMOUTH, MN. (March 17, 2015) – Entellus Medical, Inc. (“Entellus Medical” or the “Company”) (NASDAQ: ENTL), a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room, today reported its financial results for the three months and year ended December 31, 2014.

Recent Highlights and Accomplishments

•	Achieved net revenue of $48.8 million in 2014, an increase of 50% year-over-year

•	Released XprESS™ Ultra Multi-Sinus Dilation System, the third device in the XprESS family of balloon sinus dilation systems

•	On January 29, 2015 Entellus Medical’s common stock began trading on the NASDAQ Global Market following the pricing of its initial public offering of approximately 5.3 million shares raising net proceeds of approximately $81.2 million

•	Expanded field sales organization to 103 persons as of December 31, 2014

•	Surpassed halfway enrollment point for IDE clinical study to treat pediatric patients with the XprESS device

•	Enrolled first patient in IDE clinical study to treat Eustachian tube dysfunction with the XprESS device

“The fourth quarter capped off a very productive year for Entellus Medical. Physician awareness and utilization of our XprESS family of products continued to grow throughout the year, resulting in strong revenue growth in the fourth quarter and for the full year 2014,” said Brian Farley, Chairman and Chief Executive Officer. “After recently completing a successful initial public offering, we believe we are well-positioned to grow the market for physician office-based treatment of patients suffering from sinusitis and to provide our highly efficacious solution that reduces costs to the healthcare system and to patients.”

Fourth Quarter 2014 Financial Results

Revenue for the three months ended December 31, 2014 increased 35% to $14.5 million from $10.7 million during the same period of the prior year. The growth in revenue was primarily attributable to an increase of approximately $3.5 million in sales of the XprESS family of products.

Gross margin for the fourth quarter of 2014 increased to 77.6%, compared to 76.4% for the same period in 2013. Operating expenses for the fourth quarter of 2014 were $12.0 million, an increase of 21% compared to $9.9 million for the same period of the prior year. The increase in gross margin was primarily due to increased unit sales, which allowed the Company to spread the fixed portion of manufacturing overhead costs over more production units. The increase in operating expenses was primarily due to compensation and other employee-related expenses resulting from increased headcount in our sales and marketing organizations.

Net loss for the three months ended December 31, 2014 was $1.2 million, or $0.73 per share, compared with net loss of $2.2 million, or $1.71 per share, for the three months ended December 31, 2013.

Full Year 2014 Financial Results

Revenue increased $16.3 million, or 50%, to $48.8 million during the year ended December 31, 2014, compared to $32.5 million during the year ended December 31, 2013. The growth in revenue was primarily attributable to an increase of approximately $15.7 million in sales of the XprESS family of products and $0.9 million in sales of XeroGel products offset in part by a decrease of $0.3 million from all other products.

Gross Margin increased to 78.0% for the year ended December 31, 2014, compared to 76.0% for the year ended December 31, 2013. The increase in gross margin was primarily due to increased unit sales, which allowed the Company to spread the fixed portion of manufacturing overhead costs over more production units.

Total operating expenses were $43.2 million during the year ended December 31, 2014, an increase of 16%, compared to $37.1 million during the year ended December 31, 2013. The primary driver of this increase was compensation and other employee-related expenses due to increased headcount in our sales and marketing organizations.

Net loss for the year ended December 31, 2014 was $6.9 million, or $4.62 per share, compared with net loss of $13.4 million, or $11.82 per share, for the year ended December 31, 2013.

Entellus Medical ended the fourth quarter of 2014 with $3.5 million in cash and cash equivalents. In February 2015, the Company completed the initial public offering of its common stock, which raised net proceeds of approximately $81.2 million, after deducting underwriting discounts and commissions and offering expenses.

2015 Financial Outlook

Entellus Medical estimates that first quarter 2015 revenue will range from approximately $12.9 million to $13.4 million, which would represent annual growth of 27% to 32%. The Company expects that gross margin for the first quarter of 2015 will range from 77% to 78% compared to 77.4% in the first quarter of 2014. First quarter operating expenses are expected to increase by approximately $3.0 to $3.5 million from the fourth quarter of 2014, primarily due to sales and marketing expenses related to the expansion of the U.S. sales organization, and from general and administrative expenses associated with the expense of operating as a public company. First-quarter net loss is estimated to range from approximately $5.0 million to $6.2 million, or an estimated loss of $0.40 to $0.49 per share. The estimated net loss for the first quarter includes estimated non-cash stock-based compensation of $0.5 million to $0.6 million. The number of weighted average shares outstanding used to calculate estimated earnings per share for the first quarter is currently expected to range from approximately 12.5 million to 12.6 million.

Entellus Medical expects that full year 2015 revenue will range from approximately $58.5 million to $61.0 million, which would represent annual growth ranging from 20% to 25%. The Company expects gross margin for the full year 2105 to range from 77% to 78%, compared to 78.0% for the full year 2014. Operating expenses for the full year 2015 are expected to range from $60 million to $63 million, including estimated charges for stock-based compensation expenses of $2.5 million to $2.7 million. Full year 2015 net loss is expected to range from approximately $14.6 million to $20.0 million, or a loss of $0.84 to $1.17 per share. This expected loss per share assumes approximately 17.2 million to 17.4 million weighted average shares outstanding for the full year.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 92225247. To listen to a live webcast, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

A replay of the call will be available beginning March 17, 2015 at 4:30pm PT/7:30pm ET through midnight on March 18, 2015. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 92225247. The webcast will also be available on the Entellus website for one month following the completion of the call.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Patients treated with Entellus Medical’s products in this trial in the ENT physician office also experienced faster recovery outcomes and fewer post-procedure debridements than patients receiving FESS. Entellus Medical currently markets its products in the United States and Canada and sells its products through a direct sales force in the United States.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s financial outlook and are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause Entellus Medical’s actual financial results, performance or achievements to be materially different from any estimated or forecasted future financial results, performance or achievements expressed or implied by the forward looking statements. Such risks and uncertainties include, among others, the company’s significant operating expenses incurred since inception and expected to incur in the future; its dependence on a limited number of products, including the XprESS family of multi-sinus products; physicians’ willingness to change current practices and continue to adopt office-based balloon sinus dilation procedures; inability to maintain adequate levels of coverage or reimbursement for the procedures using the company’s products; the impact of competition within the industry; the company’s substantial dependence on a key license agreement; and the company’s ability to establish and maintain intellectual property protection for its products or avoid claims of infringement. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission, or SEC, and its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward looking statements, even if subsequent events cause our views to change.

Entellus Medical, Inc.

Condensed Statement of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Fiscal Years Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue	$14,456	$10,700	$48,820	$32,545
Cost of goods sold	3,239	2,525	10,754	7,808

Gross profit	11,217	8,175	38,066	24,737
Gross margin	78%	76%	78%	76%
Operating expenses:
Selling and marketing	8,487	7,597	32,763	27,631
Research and development	1,172	1,123	4,307	5,143
General and administrative	2,330	1,222	6,097	4,311

Total operating expenses	11,989	9,942	43,167	37,085

Loss from operations	(772)	(1,767)	(5,101)	(12,348)
Other income (expense), net	(416)	(449)	(1,828)	(1,048)

Net loss	$(1,188)	$(2,216)	$(6,929)	$(13,396)

Net loss per share, basic and diluted	$(0.73)	$(1.71)	$(4.62)	$(11.82)

Weighted average common shares used to compute net loss per share, basic and diluted	1,628	1,299	1,499	1,133

Entellus Medical, Inc.

Condensed Balance Sheet

(in thousands)

(unaudited)

	December 31,
	2014	2013
Assets
Current Assets
Cash & cash equivalents	$3,484	$7,709
Accounts receivable, net	8,746	5,823
Inventories	2,439	1,869
Prepaid expenses and other current assets	883	816

Total current assets	15,552	16,217
Property and equipment, net	1,730	1,349
Other non-current assets	1,954	310

Total assets	$19,236	$17,876

Liabilities and stockholders’ deficit
Current liabilities
Accounts payable	$2,414	$1,202
Preferred stock warrant liability	291	211
Accrued expenses	5,084	4,102

Total current liabilities	7,789	5,515
Long-term liabilities
Long-term debt	20,000	15,000
Other non-current liabilities	247	35

Total liabilities	28,036	20,550
Convertible preferred stock	91,554	91,554
Total stockholders’ deficit	(100,354)	(94,228)

Total liabilities and stockholders’ deficit	$19,236	$17,876